Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact:	Leigh E. Ginter
Chief Financial Officer
leigh.ginter@norcraftcompanies.com
(651) 234-3315

NORCRAFT HOLDINGS, L.P. AND NORCRAFT COMPANIES, L.P.

REPORT FIRST QUARTER 2011 RESULTS

May 13, 2011 – Eagan, Minnesota — Norcraft Holdings, L.P. (Holdings) and Norcraft Companies, L.P. (Norcraft) today reported financial results for the first quarter ended March 31, 2011. The financial results for Holdings include the accounts of its wholly-owned subsidiary, Norcraft. Holdings reflects the obligations under its $53.7 million 9 3/4% senior discount notes due 2012. In December 2009, Norcraft and its wholly-owned subsidiary, Norcraft Finance Corp., issued $180.0 million principal amount of 10 1/2% senior secured second lien notes that are due in December 2015. The proceeds of these senior secured second lien notes were used to redeem $148.0 million principal amount of outstanding 9% senior subordinated notes that were due in 2011 issued by Norcraft and Norcraft Finance Corp. A portion of the proceeds, together with cash on hand, was distributed by Norcraft to Holdings and used to repurchase $64.3 million principal amount of the 9 3/4% senior discount notes due 2012. Other than the remaining $53.7 million of the 9 3/4% senior discount notes, related deferred issuance costs, related interest and amortization expense, all other assets, liabilities, income, expenses and cash flows presented for all periods represent those of Norcraft.

FINANCIAL RESULTS

First Quarter of Fiscal 2011 Compared with First Quarter of Fiscal 2010

Net sales increased $2.4 million, or 3.8%, from $61.8 million for the first quarter of 2010 to $64.2 million for the same quarter of 2011. Income from operations decreased $0.3 million, or 6.6%, from $4.5 million for the first quarter of 2010 to $4.2 million for the same quarter of 2011. Net loss for Holdings increased $0.3 million, from $2.2 million for the first quarter of 2010 to $2.5 million in the same quarter of 2011. Net loss for Norcraft increased $0.4 million, from $0.8 million for the first quarter of 2010 to $1.2 million for the same quarter of 2011.

Adjusted EBITDA (a non-GAAP measure and defined in the attached table) was $7.6 million for the first quarter of 2011 compared to $8.2 million for the same quarter of 2010.

“As expected, the difficult economic and industry conditions we experienced in the last half of 2010 have continued into 2011. While we have seen some relative stability in the demand for our products in recent weeks, we anticipate the second quarter of 2011 to be challenging as we will be comparing against sales growth in excess of 20 percent for the year ago quarter caused largely by the expiration of the first-time home-buyer’s tax credit. As a result, we will persist in efforts to maintain costs while continuing to introduce new products and sales programs,” commented President and CEO, Mark Buller.

GENERAL

Norcraft Companies is a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the U.S. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets manufactured in both framed and frameless, or full access, construction. We market our products through six main brands: Mid Continent Cabinetry, Norcraft Cabinetry, UltraCraft, StarMark Cabinetry, Fieldstone Cabinetry and Brookwood.

-Selected Financial Data Tables Follow-

Consolidated Balance Sheets

(dollar amounts in thousands)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	March 31, 2011 (unaudited)	December 31, 2010	March 31, 2011 (unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$24,544	$28,657	$24,544	$28,657
Trade accounts receivable, net	22,027	17,982	22,027	17,982
Inventories	19,583	17,363	19,583	17,363
Prepaid expenses	1,506	1,558	1,506	1,558

Total current assets	67,660	65,560	67,660	65,560

Property, plant and equipment, net	29,596	30,199	29,596	30,199

Other assets:
Goodwill	88,492	88,483	88,492	88,483
Brand names	35,100	35,100	35,100	35,100
Customer relationships, net	33,748	34,865	33,748	34,865
Deferred financing costs, net	6,353	6,776	6,044	6,414
Display cabinets, net	5,357	5,016	5,357	5,016
Other	676	754	676	754

Total other assets	169,726	170,994	169,417	170,632

Total assets	$266,982	$266,753	$266,673	$266,391

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,310	$7,678	$10,310	$7,678
Accrued expenses	17,653	17,945	17,217	16,200

Total current liabilities	27,963	25,623	27,527	23,878

Long-term debt	233,700	233,700	180,000	180,000
Unamortized discount on bonds payable	(2,292)	(2,414)	(2,292)	(2,414)
Other liabilities	153	153	153	153

Commitments and contingencies	—	—	—	—

Members’ equity subject to put request	10,302	12,139	—	—

Members’ equity (deficit)	(2,844)	(2,448)	61,285	64,774

Total liabilities and members’ equity (deficit)	$266,982	$266,753	$266,673	$266,391

Consolidated Statements of Operations

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	Three Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
Net sales	$64,188	$61,833	$64,188	$61,833
Cost of sales	47,585	44,617	47,585	44,617

Gross profit	16,603	17,216	16,603	17,216

Selling, general and administrative expenses	12,360	12,671	12,360	12,671

Income from operations	4,243	4,545	4,243	4,545

Other expense:
Interest expense, net	6,336	6,354	5,027	5,045
Amortization of deferred financing costs	423	367	370	313
Other, net	24	30	24	30

Total other expense	6,783	6,751	5,421	5,388

Net loss	$(2,540)	$(2,206)	$(1,178)	$(843)

Consolidated Statements of Cash Flows

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	Three Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net loss	$(2,540)	$(2,206)	$(1,178)	$(843)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant and equipment	1,286	1,457	1,286	1,457
Amortization:
Customer relationships	1,117	1,117	1,117	1,117
Deferred financing costs	423	367	370	313
Display cabinets	948	1,088	948	1,088
Discount amortization/accreted interest	122	122	122	122
Provision for uncollectible accounts receivable	11	(26)	11	(26)
Provision for obsolete and excess inventories	(96)	354	(96)	354
Provision for warranty claims	666	641	666	641
Stock compensation expense	45	45	45	45
Gain on disposal of assets	—	(1)	—	(1)
Change in operating assets and liabilities:
Trade accounts receivable	(3,980)	(3,935)	(3,980)	(3,935)
Inventories	(2,073)	(1,591)	(2,073)	(1,591)
Prepaid expenses	57	173	57	173
Other assets	77	21	77	21
Accounts payable and accrued expenses	1,902	4,482	3,211	5,791

Net cash provided by (used in) operating activities	(2,035)	2,108	583	4,726

Cash flows from investing activities:
Proceeds from sale of property and equipment	4	1	4	1
Purchase of property, plant and equipment	(755)	(595)	(755)	(595)
Additions to display cabinets	(1,289)	(1,237)	(1,289)	(1,237)

Net cash used in investing activities	(2,040)	(1,831)	(2,040)	(1,831)

Cash flows from financing activities:
Payment in financing costs	—	(326)	—	(326)
Distributions to members	—	—	(2,618)	—

Net cash used in financing activities	—	(326)	(2,618)	(326)

Effect of exchange rates on cash and cash equivalents	(38)	2	(38)	2

Net increase (decrease) in cash and cash equivalents	(4,113)	(47)	(4,113)	2,571

Cash and cash equivalents, beginning of the period	28,657	20,863	28,657	16,731

Cash and cash equivalents, end of period	$24,544	$20,816	$24,544	$19,302

Supplemental disclosure of non-cash transactions:
Change in equity subject to put request	$(1,837)	$530	$—	$—
Purchase of property, plant and equipment with consideration other than cash	$—	$201	$—	$201

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(dollar amounts in thousands)

EBITDA is net income (loss) before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA before the effect of a sales tax refund during the second quarter of 2010. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance compared to that of other companies in our industry, as their calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, as these items may vary for different companies for reasons unrelated to overall operating performance. We also believe these financial metrics provide information relevant to investors regarding our ability to service and/or incur debt. Neither EBITDA nor Adjusted EBITDA is a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing our operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for net income (loss), cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA and Adjusted EBITDA are shown below:

	Norcraft Holdings, L.P. (unaudited)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011

Net loss	$(2,540)	$(2,206)	$(2,592	) (1)
Interest expense, net	6,336	6,354	25,309
Depreciation	1,286	1,457	5,549
Amortization of deferred financing costs	423	367	1,645
Amortization of customer relationships	1,117	1,117	4,467
Display cabinet amortization	948	1,088	4,002
State taxes	24	30	19

Non-GAAP EBITDA	$7,594	$8,207	$38,399

Sales tax refund	—	—	(1,010	) (1)

Non-GAAP Adjusted EBITDA	$7,594	$8,207	$37,389

	Norcraft Companies, L.P. (unaudited)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011

Net income (loss)	$(1,178)	$(843)	$2,856	(1)
Interest expense, net	5,027	5,045	20,073
Depreciation	1,286	1,457	5,549
Amortization of deferred financing costs	370	313	1,433
Amortization of customer relationships	1,117	1,117	4,467
Display cabinet amortization	948	1,088	4,002
State taxes	24	30	19

Non-GAAP EBITDA	$7,594	$8,207	$38,399

Sales tax refund	—	—	(1,010	) (1)

Non-GAAP Adjusted EBITDA	$7,594	$8,207	$37,389

1)	Net loss during the twelve months ended March 31, 2011 included a sales tax refund in the amount of $1.0 million which decreased net loss and correspondingly increased EBITDA, but the effect has been backed out for adjusted EBITDA.

FORWARD LOOKING STATEMENTS AND INFORMATION

Statements in this press release regarding activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward looking statements. Forward looking statements may give management’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the companies. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward looking statements are based on management’s expectations and beliefs concerning future events affecting the companies. They are subject to uncertainties and factors relating to the companies’ operations and business environment, all of which are difficult to predict and many of which are beyond the companies’ control. Although management believes that the expectations reflected in its forward looking statements are reasonable, management does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that management might make or by known or unknown risks and uncertainties. Many factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the risks outlined under Part I, Item 1A, “Risk Factors,” in the Annual Report on Form 10-K filed by the companies with the Securities and Exchange Commission.

Because of these factors, investors should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made and except as required by law the companies undertake no obligation to update any forward looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.